Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the amendment of the financial statements of Arrive AI, Inc. (formerly Arrive Technology Inc.) for the year ended December 31, 2023 and 2022, as necessitated by the reverse stock split effective on November 25, 2024.

/s/ Assurance Dimensions, LLC
Assurance Dimensions
Coral Springs, FL

December 23, 2024